Item 77C - Cash Reserve Fund Inc. -
Tax-Free Series (formerly a series of DWS
Cash Reserve Fund, Inc.)

Registrant incorporates by reference its
Registration Statement on Form N-14, filed on
January 23, 2007, (Accession No. 0001193125-07-010508).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Cash Reserve
 Fund Inc.-Tax Free Series ("CRF
Tax Free Fund") was held on February 2, 2007.
The following matter was voted upon by
the shareholders of said fund
(the resulting votes are presented below):

Approving an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer
of all the assets of CRF Tax Free Fund to the Tax-
Exempt Portfolio series of Cash
Account Trust ("CAT TEP"), in exchange for shares of CAT TEP and the assumption by CAT TEP of all liabilities of CRF Tax Free Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of CRF Tax Free Fund in complete liquidation and termination of CRF Tax
Free Fund.




Affirmative
Against
Abstain



438,011,161.780
14,160,299.630
17,958,082.630

G:\sec_reg\NSAR\2007\3-31-07\Item 77C CRF-Tax Free Series.doc